Exhibit 99.1

PDS Biotech Provides Highlights from Head and Neck Cancer KOL Roundtable

Jared Weiss, MD, Lead Investigator for the VERSATILE-002 clinical trial combining PDS0101 and KEYTRUDA®, presents interim data from the study

Combination shows potential to achieve oncologists’ goals of improved clinical outcomes with improved quality of life and survival in the treatment of recurrent/metastatic head and neck cancer

Florham Park, NJ, October 27, 2022 - PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing a growing pipeline of targeted immunotherapies for cancer and infectious disease, today provided highlights from its Head and Neck Cancer Key Opinion Leader (KOL) Roundtable. The virtual event was held from 8:30 to 9:30 AM, ET on Wednesday, October 26, 2022.

This PDS Biotech-sponsored event was organized to provide analysts, investors, and the scientific community with a comprehensive overview of the head and neck cancer treatment landscape, including current challenges and unmet medical needs, and how PDS0101, the company’s lead product candidate, might fit into the treatment paradigm. PDS0101, which combines the utility of the Versamune® platform with targeted antigens in HPV-positive cancers, is currently being studied in multiple Phase 2 clinical trials, including a Phase 2 clinical trial (VERSATILE-002) investigating PDS0101 in combination with Merck’s KEYTRUDA® (pembrolizumab) in patients with HPV16-positive recurrent and/or metastatic head and neck cancer.

The Head and Neck Cancer KOL Roundtable was moderated by PDS Biotech’s Chief Medical Officer, Lauren V. Wood, MD, and featured presentations from Neil D. Gross, MD, Director of Clinical Research and Head of the Oropharynx Section in the Department of Head and Neck Surgery, The University of Texas MD Anderson Cancer Center; Katharine A. R. Price, MD, Co-chair, Head, and Neck Disease Group, Mayo Clinic; and Jared Weiss, MD, Section Chief, Thoracic and Head/Neck Oncology, Lineberger Comprehensive Cancer Center, UNC School of Medicine.

“We are very honored to have had the opportunity to conduct a KOL Roundtable featuring such an accomplished panel of experts in head and neck cancer research and treatment,” said Dr. Frank Bedu-Addo, President and Chief Executive Officer of PDS Biotech. “As we advance the development of PDS0101 in multiple Phase 2 clinical trials targeting HPV-positive cancers, including recurrent and/or metastatic head and neck cancer, we are continually reminded of the need for improved treatment options for this devastating disease. On behalf of PDS Biotech, I would like to personally thank Drs. Gross, Price, and Weiss for discussing these important opportunities and where HPV-targeted immunotherapies, such as PDS0101, may help to improve the lives of head and neck cancer patients.”

The webcast replay and presentation slides from PDS Biotech’s KOL Roundtable Investor Event can be accessed via the Investor Relations section of the company's website at https://pdsbiotech.com/investors/news-center/events/archive. The replay will be available for 90 days.

The following is a recap of key topics from the event:

Current Treatment of Head and Neck Cancer
Led by Dr. Neil Gross, the first presentation provided a review of the head and neck cancer environment, including a historical review of the disease, the increasing incidence of HPV-positive head and neck cancer, current treatment regimens, recurrence of disease, and physical as well as emotional treatment-related issues impacting patients and caregivers. Additionally, Dr. Gross discussed opportunities for improved interventions and strategies for de-escalating side effects inherent to current treatment approaches.

Unmet Medical Needs in Head and Neck Cancer
In the next presentation, Dr. Katharine Price discussed the challenges and opportunities facing patients with recurrent/metastatic HPV-positive head and neck cancer, including current treatment options, the potential of new immunotherapy-based treatments to improve outcomes while delaying the need for cytotoxic chemotherapy, and the need to improve quality of life for patients while on treatment.

PDS0101 for the Potential Treatment of HPV16-Positive Head and Neck Cancer
In the final KOL presentation, Dr. Jared Weiss provided a review of the ongoing Phase 2 clinical trial (VERSATILE-002) investigating PDS0101 in combination with Merck’s KEYTRUDA® (pembrolizumab) in patients with HPV16-positive recurrent and/or metastatic head and neck cancer. Dr. Weiss discussed the design of the study and data observed from 17 patients, including an objective response rate of 41.5%, clinical benefit rate of 76.5%, and an overall survival rate of 87.2% at nine months. Published results indicate the overall response rate of KEYTRUDA® alone as 19%, as noted in published reports. Dr. Jared Weiss also discussed the lack of differences in poor clinical outcomes for HPV-positive and negative patients with recurrent or metastatic disease.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer and infectious disease immunotherapies based on our proprietary Versamune® and Infectimune™ T cell-activating technology platforms. We believe our targeted Versamune® based candidates have the potential to overcome the limitations of current immunotherapy by inducing large quantities of high-quality, potent polyfunctional tumor specific CD4+ helper and CD8+ killer T cells. To date, our lead Versamune® clinical candidate, PDS0101, has demonstrated the potential to reduce tumors and stabilize disease in combination with approved and investigational therapeutics in patients with a broad range of HPV-positive cancers in multiple Phase 2 clinical trials. Our Infectimune™ based vaccines have also demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T cell responses, including long-lasting memory T cell responses in pre-clinical studies to date. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0101
PDS Biotech’s lead candidate, PDS0101, combines the utility of the Versamune® platform with targeted antigens in HPV-positive cancers. In partnership with Merck & Co., PDS Biotech is evaluating a combination of PDS0101 and KEYTRUDA® in a Phase 2 study in first-line treatment of recurrent or metastatic head and neck cancer, and also in second line treatment of recurrent or metastatic head and neck cancer in patients who have failed prior checkpoint inhibitor therapy. A Phase 2 clinical study is also being conducted in both second- and third-line treatment of multiple advanced HPV-positive cancers in partnership with the National Cancer Institute (NCI). A third Phase 2 clinical trial in first line treatment of locally advanced cervical cancer is being performed with The University of Texas, MD Anderson Cancer Center. A final Phase 2 clinical trial of PDS0101 monotherapy in first line treatment of newly diagnosed patients HPV16-positive head and neck cancer patients is being conducted at the Mayo Clinic.

KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark and Infectimune™ is a trademark of PDS Biotechnology.

Investor Contacts:
Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital

Media Contact:
Dave Schemelia
Tiberend Strategic Advisors, Inc.
Phone: +1 (609) 468-9325
Email: dschemelia@tiberend.com

Bill Borden
Tiberend Strategic Advisors, Inc.
Phone: +1 (732) 910-1620
Email: bborden@tiberend.com

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